RESTRICTED STOCK AWARD
UNDER THE
2025 INCENTIVE COMPENSATION PLAN

[For Participant who holds
Only Common Stock]

Career Shares

To:

Date:

The Dixie Group, Inc. (the “Company”) hereby awards you ______ shares of restricted stock, as an award of Career Shares (Career Shares) pursuant to the Incentive Compensation Plan, subject to the terms and conditions set forth below:
1.    Restricted Stock. All Career Shares are shares of restricted stock and are actual shares of common stock of the Company. A stock certificate representing all Career Shares will be issued in your name, but will be held by the Company.

2.    Ownership Rights. Immediately upon effectiveness of this Award, you will have all the rights of ownership with respect to the shares represented by the Award, except that such shares cannot be sold, pledged or transferred until the restrictions are removed, and such shares are subject to forfeiture, as described in this Award document. You are entitled to vote shares of restricted stock subject to this Award and to receive any dividends paid on such shares.

3.    Vesting. Shares of Restricted Stock subject to this Award vest in accordance with the schedule set forth in Annex A, subject to earlier vesting upon your death, disability, termination without cause, or upon a change of control of the Company, in which case such Award shall be 100% vested. That portion, if any, of the restricted shares subject to this Award that is equal to the portion of the Award that has been expensed pursuant to the terms hereof, shall vest upon your reaching age 65, and shall be payable to you no later than 3/15 of the following year.

4.    Effects of Termination on Unvested Restricted Stock. All unvested shares of Restricted Stock subject to this Award will be forfeited if and to the extent such shares have not vested before or upon your voluntary termination of employment (other than by retirement) or involuntary termination by the Company for cause.

5.    Definitions. For purposes of this Award:

a.    “Disability” shall be determined according to the definition of “disability,” in effect at the time of determination, in The Dixie Group, Inc. 401k Plan (or IRC Section 409A, if applicable).

b.    “Affiliated Company” includes The Dixie Group, Inc. and any company of which The Dixie Group,
Inc. owns at least 20% of the voting or capital stock if (1) such company is a party to an agreement that provides for continuation of your employee benefits upon immediate employment by you with such company and (2) such company agrees to your subsequent employment.

c.    “Retirement” means the voluntary termination of employment by you on or after you reach age 65.
d.    “Change in Control” shall be deemed to have occurred under any of the circumstances described below:

If any “person,” except for:

the Company or any subsidiary of the Company;

a trustee or the other entity holding securities under any employee benefit plan of the
Company or any subsidiary of the Company; and

The Frierson Family

is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 50% of the combined total voting power of the Company’s then-outstanding securities.

As used in this definition of “change in control”

“The Frierson Family” shall mean the immediate family of Daniel K. Frierson, including his wife, children and grandchildren and their spouses, his siblings and their spouses, and any trust for the benefit of any of the foregoing persons.

“person” is used as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended); and

“beneficial owner” is used as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (as amended).
e.    “cause” shall mean for the purposes of this award only (i) participant has committed an act or has failed to act, where such act or failure to act constitutes intentional misconduct including, without limitation, dishonesty, fraud or embezzlement, a reckless disregard of the consequences of such act or failure to act, or gross negligence by participant; (ii) a conviction of or the entering of a guilty or no contest plea to any felony or any crime involving moral turpitude; or (iii) a failure to cease or correct a material failure to discharge participant’s duties and responsibilities as an employee of The Dixie Group, Inc.

6.    Certain Tax Consequences. Certain tax consequences of the Award are set forth on Annex B, attached hereto. The Company recommends that you consult your financial advisor about the tax consequences to you of an award of Restricted Stock. Income received as a result of vesting of restricted stock is subject to immediate withholding of federal, state or local income tax and FICA, to the extent applicable. Payment to the Company of applicable taxes or satisfactory arrangement to make such payment is required upon vesting of any portion of this award. See Section 7, below.

7.    Tax Obligations. By accepting this award, you agree to be responsible for any required minimum tax withholding obligations that may occur when your shares vest. In the event you have not satisfied these tax obligations before the Company must forward them to the appropriate tax authorities, the Company may take any of the following actions: retain custody of your shares until you have reimbursed the Company for the amounts paid on your behalf, take deductions from any payment otherwise due you until the tax obligations satisfied, or withhold from your award the number of shares necessary to satisfy the tax obligations.

8.    Plan Administration. The Compensation Committee of the Board of Directors is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

The Dixie Group, Inc.
Stock Plan Administrator
c/o Derek Davis, Corporate Secretary
P.O. Box 2007
Dalton, Georgia 30722-2007

9.    Adjustment of Shares Subject to Award. The number of shares subject to this Award shall be adjusted to reflect any increase or decrease in the number of shares of common stock and Class B Common Stock outstanding as a result of any stock dividend or split.

10.    Restrictions on Transfer. Until the restricted shares subject to this Award vest, and except as may be approved by the Plan Administrator, such shares shall not be transferable by you, and may not be sold, assigned or transferred (whether by sale, gift or otherwise), pledged, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any of the restricted shares in violation of the foregoing provisions shall be null and void and without effect.

11.    No Right to Continued Employment. It is understood that this Award is not intended and shall not be construed as an agreement or commitment by the Company or any subsidiary or Affiliate to employ you or to continue your employment for any period of time whatsoever.

12.    Governing Law. This Award has been entered into pursuant to and shall be governed by the laws of the State of Tennessee.

13.    Mandatory Payout. Anything to the contrary herein notwithstanding, any portion of the award no longer subject to a substantial risk of forfeiture, including but not limited to shares that would have been vested at retirement age, under either Section 83 or 409A of the Internal Revenue Code of 1986, as amended, shall be transferred, paid or otherwise made available to the grantee no later than March 15, of the year following the calendar year in which such substantial risk of forfeiture no longer exists.

ACKNOWLEDGMENT AND ACCEPTANCE

By signing below, I acknowledge and accept this Award, subject to the terms hereof.

Date:    ______________________________    ____________________________________
                            (Participant)

Date: _______________________________    _____________________________________
                            (Chairman)

Date: ________________________________    ____________________________________
                            (Attest)

Restricted Stock Award

Pursuant to the 2025 Incentive Compensation Plan
Career Shares

______ Shares

For Award Recipients Age 60 or younger at the date of Grant:

Vesting Schedule: For Award Recipients age 60 or younger, shares vest ratably over five years from the date of grant after participant reaches age 61.

For Award Recipients Age 61 or older at the date of Grant:

Vesting Schedule: For Award Recipients age 61 or older, shares vest ratably over two years from the date of grant.

Subject to Section 3 and 4 hereof.

AWARD OF RESTRICTED STOCK
CERTAIN UNITED STATES FEDERAL INCOME
TAX CONSEQUENCES TO PARTICIPANT

The following is a brief summary of the principal United States federal income tax consequences of a restricted stock award under the Incentive Compensation Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.
Restricted Stock. A participant generally will not be taxed at the time a restricted stock award is granted, but will recognize taxable ordinary income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award (or the portion of the award that is then vesting) at that time. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.
Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participants as dividend income, which generally is subject to the same rate as capital gains income.